As filed with the Securities and Exchange Commission on October 5, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEELCASE INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-0819050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

901 44th Street	49508
Grand Rapids, Michigan	(Zip Code)
(Address of Principal Executive Offices)
STEELCASE INC. INCENTIVE COMPENSATION PLAN
(Full title of the plan)
Lizbeth S. O’Shaughnessy
Vice President, Chief Legal Officer & Secretary
Steelcase Inc.
901 44th Street
Grand Rapids, Michigan 49508
(Name and address of agent for service)
(616) 247-2710
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Securities	Amount To Be	Offering Price	Aggregate Offering	Registration
To Be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Class A Common Stock, no par value per share	4,000,000	$18.025	$72,100,000	$2,213.47 (3)

(1)	Together with an indeterminate number of shares of the Registrant’s Class A common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Steelcase Inc. Incentive Compensation Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Registrant’s Class A common stock. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminable number of additional shares as may be issuable as a result of such adjustments are also registered hereby.

(2)	In accordance with Rule 457(c) and (h) under the Securities Act, estimated solely for the purpose of calculating the registration fee, the maximum offering price per share is based on the average of the high and low prices for a share of Class A Common Stock on the New York Stock Exchange on September 28, 2007.

(3)	We previously paid an aggregate registration fee of $38,187.38 in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-119757) initially filed on October 14, 2004 (the “Form S-3”) relating to the registration of $301,400,000 of securities, which were never sold or issued. Pursuant to Rule 457(p), the $2,213.47 registration fee associated with this filing is being offset by the $11,437.38 in fees that remain available under the Form S-3. Following this filing, $9,223.91 remain available under the Form S-3 for future registration fees.

STATEMENT UNDER GENERAL INSTRUCTION E –
REGISTRATION OF ADDITIONAL SECURITIES
          Pursuant to General Instruction E of Form S-8, this Registration Statement is filed in order to register an additional 4,000,000 shares of Class A Common Stock, no par value per share (the “Class A Common Stock”) of Steelcase Inc. (the “Company”) reserved for issuance under the Steelcase Inc. Incentive Compensation Plan, as amended and restated as of February 24, 2007 (the “Plan”). Pursuant to General Instruction E, the contents of the Company’s Registration Statements on Form S-8, File No. 333-46711, File No. 333-50964 and File No. 333-102361, are hereby incorporated by reference into this Registration Statement. Upon the effectiveness of this Registration Statement, a total of 25,000,000 shares of Class A Common Stock issuable under the Plan will be registered, consisting of 21,000,000 shares of Class A Common Stock registered under the prior Registration Statements described above, plus 4,000,000 additional shares of Class A Common Stock being registered hereby.
          The Plan has been amended and restated as of February 24, 2007 to satisfy certain requirements under Section 162(m) of the Internal Revenue Code and to increase the number of shares available for issuance under the Plan (as described above). The Plan was amended and restated by the board pursuant to its amendment authority under the Plan and was approved by the Company’s shareholders on June 21, 2007.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
          (a) The Company’s Annual Report on Form 10-K for the fiscal year ended February 23, 2007.
          (b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended May 25, 2007 and August 24, 2007.
          (c) The Company’s Current Reports on Form 8-K dated March 22, 2007, April 25, 2007, April 30, 2007 and June 21, 2007 and Current Report on Form 8-K/A dated June 21, 2007.
          (d) The description of the Class A Common Stock of the Company set forth in the Company’s Prospectus dated February 17, 1998 (the “Prospectus”), filed with the Commission on February 18, 1998 pursuant to Rule 424(b) under the Securities Act, which Prospectus constitutes a part of the Company’s Registration Statement on Form S-1 (File No. 333-41647), effective February 17, 1998.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
          The Company’s by-laws require it, to the fullest extent authorized or permitted by the Michigan Business Corporation Act (the “MBCA”), to (a) indemnify any person, and his or her heirs, personal representatives, executors, administrators and legal representatives, who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation (including a subsidiary corporation), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done by such person in such capacity (collectively, the “Covered Matters”), and (b) pay or reimburse the reasonable expenses incurred by such person and his or her heirs, executors, administrators and legal representatives in connection with any Covered Matter in advance of final disposition of such Covered Matter. Under its by-laws, the Company also may provide such other indemnification to directors, officers, employees and agents by insurance, contract or otherwise as is permitted by law and authorized by the board of directors.
          The Company’s articles provide that to the full extent permitted by the MBCA or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of such provisions of the Company’s articles by the shareholders of the Company shall not adversely affect the right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
          Section 561 of the MBCA provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.
          Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit, or proceeding brought to enforce this mandatory indemnification.
          The foregoing statements are subject to the detailed provisions of the MBCA, the Company’s Second Restated Articles of Incorporation and its Amended By-laws.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Liesl A. Maloney, Senior Corporate Counsel and Assistant Secretary of the Company.

10.1	Steelcase Inc. Incentive Compensation Plan, as amended and restated as of February 24, 2007 (Filed as Exhibit No. 10.01 in the Company’s 8-K filing, as filed with the Commission on June 21, 2007, and incorporated herein by reference).

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Liesl A. Maloney (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to the Registration Statement).
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on October 4, 2007.

STEELCASE INC.
By:	/s/ James P. Hackett
Name:	James P. Hackett
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Hackett and David C. Sylvester and each of them his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 4, 2007.

Signature	Title

/s/ James P. Hackett	President and Chief Executive Officer, Director
James P. Hackett	(Principal Executive Officer)

/s/ David C. Sylvester	Vice President, Chief Financial Officer
David C. Sylvester	(Principal Financial Officer and Principal Accounting Officer)

/s/ William P. Crawford	Director
William P. Crawford

Signature	Title

/s/ Earl D. Holton	Director
Earl D. Holton

/s/ Michael J. Jandernoa	Director
Michael J. Jandernoa

/s/ David W. Joos	Director
David W. Joos

/s/ Elizabeth Valk Long	Director
Elizabeth Valk Long

/s/ Robert C. Pew III	Director
Robert C. Pew III

/s/ Cathy D. Ross	Director
Cathy D. Ross

/s/ Peter M. Wege II	Director
Peter M. Wege II

/s/ P. Craig Welch, Jr.	Director
P. Craig Welch, Jr.

/s/ Kate Pew Wolters	Director
Kate Pew Wolters

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Liesl A. Maloney, Senior Corporate Counsel and Assistant Secretary of the Company.

10.1	Steelcase Inc. Incentive Compensation Plan, as amended and restated as of February 24, 2007 (Filed as Exhibit No. 10.01 in the Company’s 8-K filing, as filed with the Commission on June 21, 2007, and incorporated herein by reference).

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Liesl A. Maloney (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to the Registration Statement).